Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

2008 Fourth Quarter and Year End Results

Solid performance in core Canadian business;

operating income lower due to previously announced restaurant closures and related asset impairment charge

Financial & Sales Highlights

	Q4 2008	Q4 2007	% Change	2008 Full Year	2007 Full Year	% Change
Revenues	$563.7	$515.4	9.4%	$2,043.7	$1,895.9	7.8%
Operating income	$107.9	$116.2	(7.2)%	$443.6	$425.1	4.3%
Adjusted Operating Income(1)	$129.1	$116.2	11.1%	$467.4	$425.1	9.9%
Effective Tax Rate	32.8%	32.6%		32.8%	34.0%
Net Income	$69.1	$75.7	(8.6)%	$284.7	$269.6	5.6%
Diluted Earnings Per Share (EPS)	$0.38	$0.40	(5.9)%	$1.55	$1.43	8.6%
Fully Diluted Shares	181.4	187.0	(2.9)%	183.5	188.8	(2.8)%

(1)	Adjusted operating income is a non-GAAP measure. For information regarding this measure and a reconciliation to U.S. GAAP, please refer to “Disclosure of Non-GAAP Financial Measure” and Table 1 in this release.

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

Same-Store Sales(2)	Q4 2008	Q4 2007	2008 Full Year	2007 Full Year
Canada	4.4%	3.8%	4.4%	6.1%
U.S.	(0.1)%	4.2%	0.8%	4.1%

(2)	Includes sales at Franchised and Company-owned locations.

As of December 28, 2008, 99.5% of the Company’s restaurants in Canada and 96.3% of the U.S. restaurants were franchised.

Highlights

•	Fourth quarter systemwide sales(3) increased 8.2% on a constant currency basis
•	Fourth quarter EPS of $0.38 includes negative impact of approximately $0.08 per share for restaurant closure costs (11 units) and a related asset impairment charge
•	161 new units opened in fourth quarter, 266 for full year
•	Board approves 11.1% increase in quarterly dividend to $0.10 per share
•	$200 million share repurchase program planned to commence in March 2009
•	2009 outlook and targets established

OAKVILLE, ONTARIO, (February 20, 2009): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced its results for the fourth quarter and fiscal year ended December 28, 2008.

“Sales growth in our core Canadian business was quite strong in the fourth quarter considering the challenging economic circumstances. At the same time, we took decisive steps to improve profitability in our developing U.S. business by closing a number of underperforming restaurants in southern New England, as announced late last year. For the full year, we had consolidated operating income growth of close to 10% excluding non-comparable items and we are pleased with this overall performance. We continue to focus on executing our growth agenda,” said Don Schroeder, president and CEO.

Consolidated Results

In the fourth quarter systemwide sales(3) grew 8.2% on a constant currency basis and 9.5% including the impact of currency. Same-store sales increased 4.4% in Canada and were down 0.1% in the U.S. for the same period. Total revenues were up 9.4% to $563.7 million in the fourth quarter, compared to $515.4 million in the same period of 2007.

Same-store sales were driven by an active promotional program that included Chili and Garlic Toast and the return of Chicken Fajita wraps in Quebec. Candy Cane Donuts and Candy Cane hot chocolate were promoted in December, when we were also promoting our holiday merchandise program which included branded Tim Hortons china mugs, ceramic/steel coffee scoops, TimCards® and chocolate bark (Candy Cane and Milk Chocolate Almond). We also introduced combo programs in Canada and the U.S during the fourth quarter. In Canada, we offered Pumpkin Spice Donuts and Muffins with Tea. We also bundled Creamy Field Mushroom Soup with Ham and Swiss sandwiches. In the U.S., our combo programs included Pumpkin Spice Donuts with medium Coffee at an attractive price point and we also promoted Turkey Bacon Club sandwiches with Hearty Potato Bacon soup.

Sales growth in the fourth quarter of 11.0%, primarily consisting of warehouse sales, reflects strong systemwide sales during the fourth quarter and the impact of currency translation, partially offset by fewer Company-operated restaurants. New products managed through our supply chain also contributed to sales growth. Rents and royalties increased 10.2% for the same period, consistent with systemwide sales growth. Franchise fees decreased 8.5% year-over-year, primarily due to the timing of revenue recognition from our franchise incentive program, a higher mix of non-standard units in the fourth quarter versus full-serve restaurants compared to the previous year, and fewer replacements and renovations. These factors were partially offset by higher resales of restaurants to franchisees.

Fourth quarter cost of sales were up 9.8%, mainly driven by sales growth. Operating expenses rose by 11.7% in the fourth quarter. The largest components of the operating expense increase were the higher number of units opened in 2008, percentage rent increases on variable rent contracts, and the impact of foreign exchange on U.S. currency translation. Franchise fee costs were down 11.2%, consistent with lower franchise fee revenues described previously.

Operating income for the fourth quarter was $107.9 million, a decline of 7.2% from $116.2 million in the same period last year. The benefit of strong systemwide sales growth and higher warehouse sales partially offset the impact of restaurant closure costs and a related asset impairment charge. Excluding these costs, adjusted operating income (1) growth for the quarter was solid, up 11.1% year-over year. A total of 11 underperforming restaurants were closed in southern New England, 10 of which were Company-operated locations. In conjunction with its decision to close certain underperforming restaurants, the Company undertook an asset impairment review in the affected markets. As a result of these activities, $7.6 million in restaurant closure costs and a related market impairment charge of $13.7 million were recorded in the fourth quarter, for a total of $21.3 million.

Operating income was also affected by a 16.3% increase in fourth quarter general and administrative costs compared to the same period last year. These increased costs reflect significantly higher professional fees, the timing of franchisee meetings and related travel costs compared to last year, and the impact of foreign exchange translation from our U.S. segment. Higher professional fees in the quarter were due mainly to a feasibility assessment undertaken relating to the Company’s corporate structure (see Corporate Developments for further information).

Equity income increased during the quarter to $10.5 million compared to $9.6 million last year, an increase of 9.4%. Equity income benefited from an asset sale in one of our joint ventures in the fourth quarter and sales growth helped drive higher income contributions from the Company’s two largest joint ventures.

Net interest expense was $5.0 million in the fourth quarter compared to $4.0 million in the same period last year. The increase is the result of lower interest income and higher interest expense on capital leases offset partially by lower interest costs on external debt.

Fourth quarter net income was $69.1 million, decreasing 8.6% from $75.7 million last year. The decrease in net income was the result of $15.4 million in after tax costs associated with previously announced restaurant closures, and the related asset impairment charge. The effective tax rate for the fourth quarter of 2008 was 32.8%, slightly higher than 32.6% in the prior year comparable period.

Diluted earnings per share (EPS) were $0.38, down 5.9% compared to $0.40 in the fourth quarter of 2007, and includes a $0.08 impact from the asset impairment and related closure costs.

For the fiscal year ended December 28, 2008, total revenues were approximately $2.0 billion, increasing 7.8% from the approximately $1.9 billion recorded in 2007. Operating income for 2008 was $443.6 million, up 4.3% compared to $425.1 million last year. Excluding the asset impairment and related closure costs, and a previous management restructuring charge of $3.1 million ($2.5 million net of savings), adjusted operating income for the full year increased 9.9% to $467.4 million. The effective tax rate was 32.8% in 2008 compared to 34.0% in 2007, slightly below the targeted rate of 33% to 35%. Net income for the full year increased by 5.6% to $284.7 million, compared to $269.6 million in 2007. Net income includes a $17.1 million after-tax impact from the asset impairment and related closure costs described previously and the management restructuring charge announced in the second quarter. Diluted earnings per share were $1.55 in 2008 compared to $1.43 in 2007.

Segmented Performance Commentary

Canada

Canadian same-store sales in the fourth quarter rose 4.4%, of which approximately 3.1% was due to pricing. A strong menu promotional program, advertising and focus on holiday merchandise contributed to the sales performance in a challenging economic climate.

The Canadian segment experienced slightly higher margins due to higher sales and distribution efficiencies, partially offset by higher general and administrative costs, during the quarter. Operating income in the Canadian segment was $137.1 million, an increase of 8.7% compared to $126.2 million in the fourth quarter of 2007. A total of 55 restaurants were opened in Canada during the quarter.

For the full year, Canadian same-store sales growth also rose 4.4%, of which pricing contributed about 3.4%. Operating income in 2008 was $507.0 million, an increase of 8.4% compared to $467.9 million in 2007. A total of 130 restaurants were opened in Canada during 2008.

United States

Same-store sales in the fourth quarter in the U.S. segment had a slight decline of 0.1%. A rapid deterioration of the macro-economic climate and consumer confidence in the U.S. contributed to another challenging quarter in terms of the sales environment for our U.S. business, where the Tim Hortons brand is not as developed. Proactive changes in menu promotional activities made during the quarter, including offering product combos and bundles with attractive price points, helped offset the impact of a challenging environment. We experienced a decline in transactions in the fourth quarter in the U.S. segment as pricing increases did not fully translate into sales growth. Previous pricing contributed approximately 3.2% to fourth quarter sales.

The U.S. segment had an operating loss of $21.3 million in the fourth quarter, which was driven entirely by the $21.3 million in asset impairment and related closure costs. Currency translation raised U.S. segment revenues and costs by approximately 15% respectively during the quarter compared to the same period in 2007. A total of 106 locations were opened in the U.S. during the quarter.

For the full year, same-store sales increased 0.8% in the U.S. business. Pricing accounted for approximately 2.2% of same-store sales. The U.S. segment had an operating loss of $26.5 million in 2008, which includes the $21.3 million asset impairment and related restaurant closure charges. Management is targeting 2009 break-even operating income performance on a full year basis in its U.S. segment (see 2009 Outlook and Targets).

A total of 136 locations were opened in the U.S. for the full year. Of this full-year total, 87 were non-standard units, including 73 self-serve locations. We entered into an agreement with Tops Friendly Markets that resulted in approximately 80 predominantly self-serve and some full-serve units being opened in New York and Pennsylvania. The Company intends to complement its ongoing standard restaurant expansion with increased penetration of non-standard units and strategic alliances. In December of 2008 we held grand opening celebrations in Detroit, Michigan for the Company’s 500th restaurant in the U.S., a significant milestone in our ongoing brand growth and development. The Company also recently announced a co-branding test with Cold Stone Creamery which will see up to 50 locations from each chain transition to offer branded products of the other company.

Internationally, in Ireland and the U.K., there are now 293 licensed locations primarily under the Tim Hortons brand, in the convenience store channel.

Corporate Developments

Corporate Structure

The Company commenced a review in the fourth quarter, with the support of external advisors, to assess various opportunities related to our corporate structure. This review is focused on tax and operational efficiencies and also addresses changes to the Canada-U.S. tax treaty ratified in December of 2008 which, if not addressed, could negatively affect our effective tax rate.

This review was undertaken as a result of the expiry of time constraints under U.S. tax rules and the tax sharing agreement we entered into at the time of our IPO that limited our ability to engage in certain acquisitions, reorganizations and other transactions that could have affected the tax-free nature of the spin-off from Wendy’s. Now that the time constraints have expired, we believe that opportunities may exist for us to achieve significant financial and other benefits from reorganizing our corporate structure, including potentially converting our parent company from a U.S. to a Canadian corporation. Tim Hortons has its roots and heritage in Canada. Based on the evaluations that we have conducted thus far, and which are ongoing, we believe that such an event would be in the best interest of our shareholders, driving long-term value by bringing our effective tax rates closer to Canadian statutory rates. We would also expect to incur certain charges for discrete items, the majority of which would be non-cash, and transactional costs in the year of implementation. If we were to implement such a transaction in 2009, the impact of the charges and costs would result in our 2009 targeted tax rate exceeding the identified range (see 2009 Outlook and Targets) and, potentially, could cause our targeted operating income to fall below the expected range. There can be no assurance that we will be able to complete a reorganization of our Company or any other transaction for that matter or that the expected benefits will ultimately be realized, given the various assessments, conditions, and approvals that remain outstanding in connection with the initiatives described above.

Board of Directors Appointment

The Board has appointed Catherine L. Williams as a director of the Company effective March 1, 2009. Ms. Williams has been a Managing Director of Options Capital Limited, a private investment company, since 2007. From 2003 to 2007, Ms. Williams was Chief Financial Officer for Shell Canada Limited, a subsidiary of Royal Dutch Shell. From 1984 to 2003, Ms. Williams held various positions with Shell Canada Limited, Shell Europe Oil Products, Shell Canada Oil Products and Shell International. Prior to 1984, Ms. Williams was a financial analyst for Nova Corporation and held various positions with the Bank of Canada prior to joining the Shell companies. Ms. Williams currently serves as a director for Enbridge Inc. where she is a member of the Audit, Financial and Risk Committee and the Corporate Social Responsibility Committee. She is also the Chair of the Board of Governors of Mount Royal College, and she serves on the Advisory board for the Dean of the Business School at Queen’s University. In 2008, she served as a member of the Federal Government Advisory Panel on Canada’s System of International Taxation. She is a graduate of the University of Western Ontario and Queen’s University.

$200 million Share Repurchase Program

The Company plans to implement its previously announced 12-month share repurchase program starting in March 2009. The share repurchase program reflects the Company's focus of creating value for shareholders and our strong cash flow and financial position. The new program is subject to receipt of final regulatory approval, and represents a planned allocation of up to $200 million, or a maximum of 5%, of the Company’s outstanding shares. For details on the new program, please refer to the news release issued today in conjunction with this earnings release. Shares purchased under the program will be at management’s discretion, in compliance with regulatory requirements, given prevailing market conditions and cost considerations, unlike the previous program which included a 10b5-1 program. If a subsequent decision is made to proceed with changes to the Company’s corporate structure, timing of share repurchases could be affected, including potentially deferring future purchases subsequent to the first quarter until after a transaction is implemented.

Dividend declared, and 11.1% increase to quarterly dividend approved to $0.10 per share

The Board of Directors has approved an increase in the quarterly dividend to $0.10 per share and the first payment of a dividend at the new rate is payable on March 17th, 2009 to shareholders of record as of March 3rd, 2009. The Company's current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year, returning value to shareholders based on the Company's earnings growth.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company's transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on March 10th, 2009 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on March 17th, 2009.

2009 Outlook & Targets

"In 2009 we plan to maximize opportunities presented in the current economic conditions to expand our Canadian restaurant footprint in successful growth markets while we take a prudent approach to U.S. development given the significant economic challenges. We are focusing our efforts on more established U.S. markets and complementing our approach with strategic opportunities to create additional brand penetration and scale with reduced capital requirements. We have created a menu and marketing program responsive to the economic realities of our customers and we continue to be relatively well positioned overall due to our price and value brand position," said Don Schroeder, president and CEO.

The Company has established the following 2009 performance targets*:

•	Operating income growth of 11% to 13% (targeted rate of growth is 6% to 8% excluding the impact of the asset impairment and related closure costs in 2008)
o	Includes approximately 1% positive impact of 53rd week in 2009
o	Break-even operating income performance in U.S. segment on a full-year basis
•	2009 same-store sales growth of 3% to 5% in Canada and 0% to 2% in the U.S.
•	150 to 180 restaurant openings:
o	120 to 140 restaurants in Canadian segment
o	30 to 40 full-serve restaurants in the U.S. segment, complemented by non-standard locations and sites from strategic alliances
•	Capital expenditures between $180 million to $200 million
•	Effective tax rate of 32% to 34%.

*Note: If implemented in 2009, a new corporate structure could have a significant negative impact on the 2009 effective tax rate due to discrete items, the majority of which are expected to be non-cash, and our operating income growth could be affected by transaction costs. However, our effective tax rate would be positively impacted in 2010 and beyond as our effective tax rate approaches Canadian statutory rates. Implications of changes to the tax treaty between Canada and the United States could negatively impact our effective tax rate for 2010 and future years if not addressed through reorganization or other means.

These financial targets are for 2009 only. These targets are forward-looking and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. Except as required by applicable securities laws, we do not intend to update our annual financial targets. These targets and our performance generally are subject to various risks and uncertainties ("risk factors") which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our "risk factors," set forth at the end of this release, and our Annual Report on Form 10-K for 2007 and for 2008 (to be issued on February 26, 2009).

Disclosure on Non-GAAP Financial Measure

Adjusted operating income is a non-GAAP measure. Presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. Management believes that pro forma adjusted operating income information is important for comparison purposes to prior periods and for purposes of evaluating management's operating earnings performance compared to target for 2008, which excludes the asset impairment and related closure costs described above and a previously disclosed management restructuring charge, net of savings. The Company evaluates its business performance and trends excluding amounts related to such items. Therefore, this measure provides a more consistent view of management's perspectives on underlying performance and is more relevant for comparison purposes between periods than the closest equivalent U.S. GAAP measure.

Table 1 Pro forma: Adjusted operating income to U.S. GAAP reconciliation

Quarter Ended	Q4 2008	Q4 2007	% Change
Reported Operating Income	$107.9	$116.2	(7.2)%
Add: Asset impairment and related closure costs	21.3	—	N / M

Adjusted Operating Income	$129.1	$116.2	11.1%

Year Ended	Full Year 2008	Full Year 2007	% Change
Reported Operating Income	$443.6	$425.1	4.3%
Add: Asset impairment and related closure costs	21.3	$—	N / M
Add: Management restructuring costs, net of savings(4)	2.5	$—	N / M

Adjusted Operating Income	$467.4	$425.1	9.9%

(4)	Originally disclosed as $3.1 million, which did not include savings of $0.6 million realized in fiscal 2008.

($ in millions, all numbers rounded.) N / M – Not Meaningful

Tim Hortons to host conference call at 10:30 a.m. today, February 20th, 2009

Tim Hortons will host a conference call to discuss its fourth quarter and year-end results beginning at 10:30 a.m. Eastern Standard Time (EST) on Friday, February 20th, 2009. Investors and the public may listen to the conference call by calling (416) 641-6712 or 1 (800) 354-6885 (no access code required), or through simultaneous webcast by visiting the investor relations website at www.timhortons-invest.com, and clicking on the "Events and Presentations" tab. A slide presentation will be available to coincide with the conference call on this site. A replay of the call will be available for one year and can be accessed by calling (416) 626-4100 or 1-800-558-5253. The reservation number for the replay of the call is 21412008.

(3) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99% of our system is franchised as at December 28, 2008. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2008, systemwide sales growth was up 8.2% compared to the fourth quarter of 2007, or 9.5% without holding currency constant. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same store-sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 28, 2008, Tim Hortons had 3,437 systemwide restaurants, including 2,917 in Canada and 520 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: Diane Slopek-Weber, (905) 339-6229 or slopek-weber_diane@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited) Fourth Quarter Ended
	December 28, 2008	December 30, 2007	$ Change	% Change
REVENUES
Sales	$372,055	$335,210	$36,845	11.0%
Franchise revenues
Rents and royalties	157,230	142,638	14,592	10.2%
Franchise fees	34,404	37,596	(3,192)	(8.5)%

	191,634	180,234	11,400	6.3%

TOTAL REVENUES	563,689	515,444	48,245	9.4%

COSTS AND EXPENSES
Cost of sales	322,558	293,829	28,729	9.8%
Operating expenses	58,378	52,272	6,106	11.7%
Franchise fee costs	29,458	33,168	(3,710)	(11.2)%
General & administrative expenses	33,850	29,098	4,752	16.3%
Equity (income)	(10,490)	(9,587)	(903)	9.4%
Asset impairment and related closure costs	21,266	—	21,266	N/M
Other expense (income), net	804	437	367	N/M

TOTAL COSTS & EXPENSES, NET	455,824	399,217	56,607	14.2%

OPERATING INCOME	107,865	116,227	(8,362)	(7.2)%

Interest (expense)	(5,950)	(6,236)	286	(4.6)%
Interest income	906	2,268	(1,362)	(60.1)%

INCOME BEFORE INCOME TAXES	102,821	112,259	(9,438)	(8.4)%

INCOME TAXES	33,694	36,589	(2,895)	(7.9)%

NET INCOME	$69,127	$75,670	$(6,543)	(8.6)%

Basic earnings per share of common stock	$0.38	$0.41	$(0.02)	(5.9)%

Diluted earnings per share of common stock	$0.38	$0.40	$(0.02)	(5.9)%

Basic shares of common stock (in thousands)	181,261	186,712	(5,451)	(2.9)%

Diluted shares of common stock (in thousands)	181,443	186,956	(5,514)	(2.9)%

Dividends per share of common stock	$0.09	$0.07	$0.02

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited) Year Ended
	December 28, 2008	December 30, 2007	$ Change	% Change
REVENUES
Sales	$1,348,015	$1,248,574	$99,441	8.0%
Franchise revenues
Rents and royalties	601,870	553,441	48,429	8.8%
Franchise fees	93,808	93,835	(27)	(0.0)%

	695,678	647,276	48,402	7.5%

TOTAL REVENUES	2,043,693	1,895,850	147,843	7.8%

COSTS AND EXPENSES
Cost of sales	1,180,998	1,099,248	81,750	7.4%
Operating expenses	216,605	201,153	15,452	7.7%
Franchise fee costs	87,486	87,077	409	0.5%
General & administrative expenses	130,846	119,416	11,430	9.6%
Equity (income)	(37,282)	(38,460)	1,178	(3.1)%
Asset impairment and related closure costs	21,266	—	21,266	N/M
Other expense (income), net	208	2,307	(2,099)	N/M

TOTAL COSTS & EXPENSES, NET	1,600,127	1,470,741	129,386	8.8%

OPERATING INCOME	443,566	425,109	18,457	4.3%

Interest (expense)	(24,558)	(24,118)	(440)	1.8%
Interest income	4,926	7,411	(2,485)	(33.5)%

INCOME BEFORE INCOME TAXES	423,934	408,402	15,532	3.8%

INCOME TAXES	139,256	138,851	405	0.3%

NET INCOME	$284,678	$269,551	$15,127	5.6%

Basic earnings per share of common stock	$1.55	$1.43	$0.12	8.6%

Diluted earnings per share of common stock	$1.55	$1.43	$0.12	8.6%

Basic shares of common stock (in thousands)	183,298	188,465	(5,167)	(2.7)%

Diluted shares of common stock (in thousands)	183,492	188,759	(5,267)	(2.8)%

Dividends per share of common stock	$0.36	$0.28	$0.08

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	December 28, 2008	December 30, 2007
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$101,636	$157,602
Restricted cash and cash equivalents	62,329	37,790
Accounts receivable, net	159,505	104,889
Notes receivable, net	22,615	10,824
Deferred income taxes	19,760	11,176
Inventories and other, net	71,505	60,281
Advertising fund restricted assets	27,684	20,256

Total current assets	465,034	402,818

Property and equipment, net	1,332,852	1,203,259

Notes receivable, net	17,645	17,415

Deferred income taxes	29,285	23,501

Intangible assets, net	2,606	3,145

Equity investments	132,364	137,177

Other assets	12,841	9,816

Total assets	$1,992,627	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	December 28, 2008	December 30, 2007
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$157,210	$133,412
Accrued liabilities:
Salaries and wages	18,492	17,975
Taxes	25,605	34,522
Other	110,518	95,777
Advertising fund restricted liabilities	47,544	39,475
Current portion of long-term obligations	6,691	6,137

Total current liabilities	366,060	327,298

Long-term liabilities
Term debt	332,506	327,956
Advertising fund restricted debt	6,929	14,351
Capital leases	59,052	52,524
Deferred income taxes	13,604	16,295
Other long-term liabilities	74,072	56,624

Total long-term liabilities	486,163	467,750

Stockholders’ equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	929,102	931,084
Treasury stock, at cost: 11,754,201 and 6,750,052 shares, respectively	(399,314)	(235,155)
Common stock held in trust, at cost: 358,186 and 421,344 shares, respectively	(12,287)	(14,628)
Retained earnings	677,550	458,958
Accumulated other comprehensive loss	(54,936)	(138,465)

Total stockholders’ equity	1,140,404	1,002,083

Total liabilities and stockholders’ equity	$1,992,627	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year Ended
	December 28, 2008	December 30, 2007
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$284,678	$269,551
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	91,278	83,595
Asset impairment and related closure costs	21,266	—
Stock-based compensation expense	9,630	8,560
Equity income, net of cash dividends	4,519	1,448
Deferred income taxes	(13,714)	(7,097)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(23,820)	(37,790)
Accounts and notes receivable	(51,235)	3,171
Inventories and other	(3,708)	(8,323)
Accounts payable and accrued liabilities	22,723	58,461
Amounts receivable from (payable to) Wendy’s	—	406
Other, net	14,398	21,994

Net cash provided from operating activities	356,015	393,976

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(174,247)	(175,541)
Purchase of restricted investments	(11,881)	—
Proceeds from sale of restricted investments	12,000	—
Principal payments on notes receivable	3,939	6,791
Investments in joint ventures and other investments	823	596
Other investing activities	(14,241)	(11,697)

Net cash used in investing activities	(183,607)	(179,851)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(165,258)	(170,604)
Dividend payments	(66,086)	(52,865)
Purchase of common stock held in trust	(3,842)	(7,202)
Purchase of common stock for settlement of stock-based compensation	(226)	(110)
Proceeds from issuance of debt, net of issuance costs	3,796	2,588
Tax sharing payment from Wendy’s	—	9,116
Principal payments on other long-term debt obligations	(7,376)	(4,060)

Net cash used in financing activities	(238,992)	(223,137)

Effect of exchange rate changes on cash	10,618	(9,469)

Decrease in cash and cash equivalents	(55,966)	(18,481)

Cash and cash equivalents at beginning of year	157,602	176,083

Cash and cash equivalents at end of year	$101,636	$157,602

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Fourth Quarter Ended
	December 28, 2008	% of Total	December 30, 2007	% of Total
REVENUES
Canada	$510,787	90.6%	$474,221	92.0%
U.S.	52,902	9.4%	41,223	8.0%

Total Revenues	$563,689	100.0%	$515,444	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$137,146	118.4%	$126,165	100.4%
U.S. (*)	(21,300)	(18.4)%	(477)	(0.4)%

Reportable Segment Operating Income	115,846	100.0%	125,688	100.0%

Corporate Charges	(7,981)		(9,461)

Consolidated Operating Income	107,865		116,227

Interest, net	(5,044)		(3,968)
Income taxes	(33,694)		(36,589)

Net Income	$69,127		$75,670

	Year Ended
	December 28, 2008	% of Total	December 30, 2007	% of Total
REVENUES
Canada	$1,879,799	92.0%	$1,741,372	91.9%
U.S.	163,894	8.0%	154,478	8.1%

Total Revenues	$2,043,693	100.0%	$1,895,850	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$507,006	105.5%	$467,884	101.0%
U.S. (*)	(26,488)	(5.5)%	(4,804)	(1.0)%

Reportable Segment Operating Income	480,518	100.0%	463,080	100.0%

Corporate Charges	(36,952)		(37,971)

Consolidated Operating Income	443,566		425,109

Interest, net	(19,632)		(16,707)
Income taxes	(139,256)		(138,851)

Net Income	$284,678		$269,551

(*) Fourth quarter and full year 2008 U.S. segment operating income includes $21,266 of asset impairment and related restaurant closure costs.

	Fourth Quarter Ended
	December 28, 2008	December 30, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$331,770	$290,298	$41,472	14.3%
Company-operated restaurant sales	6,717	12,478	(5,761)	(46.2)%
Sales from restaurants consolidated under FIN 46R	33,568	32,434	1,134	3.5%

	$372,055	$335,210	$36,845	11.0%

	Year Ended
	December 28, 2008	December 30, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$1,173,738	$1,067,106	$106,632	10.0%
Company-operated restaurant sales	38,327	56,161	(17,834)	(31.8)%
Sales from restaurants consolidated under FIN 46R	135,950	125,307	10,643	8.5%

	$1,348,015	$1,248,574	$99,441	8.0%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of December 28, 2008	As of September 28, 2008	Increase/ (Decrease) From Prior Quarter	As of December 30, 2007	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	15	13	2	30	(15)
Franchised	2,902	2,857	45	2,793	109

	2,917	2,870	47	2,823	94

% Franchised	99.5%	99.5%		98.9%

U.S.
Company-operated	19	30	(11)	42	(23)
Franchised	501	394	107	356	145

	520	424	96	398	122

% Franchised	96.3%	92.9%		89.4%

Total Tim Hortons
Company-operated	34	43	(9)	72	(38)
Franchised	3,403	3,251	152	3,149	254

	3,437	3,294	143	3,221	216

% Franchised	99.0%	98.7%		97.8%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Asset Impairment and related closure costs	Represents non-cash charges relating to the impairment of long-lived assets. It also includes costs related to restaurant closures made outside of the normal course of operations.

Other Expense (Income), Net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include currency adjustments, gains and losses on asset sales, minority interest related to the consolidation of restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2008 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, sales and new product introductions and promotions, discounting activities, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage due to size from their marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92.0% of its consolidated revenues, and all of its profit, in 2008. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our manufacturing plants.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchise locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company may also pursue strategic alliances (including co-branding) with third parties for different types of development models and products in the U.S. Entry into such relationships as well as the expansion of our current business through such initiatives may expose us to additional risks that may adversely affect our brand and business.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; franchise dissatisfaction with price or quantity; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, sugar, edible oils and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages; tax law, planning or other matters that may, among other things, affect our anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances (including co-branding initiatives), vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; the potential for the unauthorized use of the Company’s trademarks and brand name by third parties; the possibility of a breach of contract or spoilation of the business relationship with a third party; the potential negative effects such transactions may have on the Company’s relationship with franchisees; the potential exposure to franchisees and others arising from the Company’s reliance on and dissemination of information provided by third parties; and diversion of management’s and franchisee’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements, or a failure to secure financing in tight credit markets.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company experiences a significant breach of customer, supplier, vendor, franchisee, employee or company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially class action suits, regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, overtime compensation and hour claims; claims from franchisees regarding profitability; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates. The current global financial crisis presents additional uncertainties that could also negatively impact our liquidity, including if the counterparties to our revolving credit facilities or our interest rate and/or total return swaps fail to perform their obligations in accordance with the terms of our agreements. In addition, we have significant investments of cash in money market funds, which could experience sharp decliners in returns or could otherwise be at risk depending upon the extent of the instability in the credit and investment markets.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.